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                                                                    EXHIBIT 99.1

                        (LIFEPOINT HOSPITALS, INC. LOGO)

Contact:    Michael J. Culotta
            Chief Financial Officer
            615-372-8512

                      LIFEPOINT HOSPITALS ANNOUNCES STATUS
                     OF SENIOR SUBORDINATED NOTE REPURCHASE

Brentwood, Tennessee (April 5, 2002) - LifePoint Hospitals, Inc. (Nasdaq/NM:
LPNT) today announced that its wholly owned subsidiary, LifePoint Hospitals Holdings, Inc. ("Holdings"), has purchased, in the open market and in privately negotiated transactions, $60,123,000 in principal amount of Holding's outstanding 10 3/4% Senior Subordinated Notes due 2009 (the "Notes"). $150 million in principal amount of Notes were outstanding prior to these purchases.

The Company received approvals necessary under its Amended and Restated Credit Facility to acquire greater than $50 million in principal amount of Notes. The purchases were made using the Company's available cash.

In light of premiums being sought by holders of the Notes, additional purchases are not expected to be made by Holdings at this time. Holdings reserves the right, however, to purchase additional Notes from time-to-time, based upon its view of market conditions and other relevant factors. Amounts purchased in the future, if any, may be material.

The Company currently estimates that, as a result of these purchases, it will take an extraordinary charge to income of $800,000 and $6.6 million for the quarters ended March 31, 2002 and June 30, 2002, respectively. This charge equals the premium paid for the Notes (the amount paid in excess of the face value of the Notes), plus deferred loan costs allocable to Notes purchased and fees and expenses incurred in connection with the purchases. The amount of these extraordinary charges was offset somewhat by tax benefits resulting from the charge.

The purchase of Notes should allow the Company to reduce its interest expense since the fixed interest payable under the Notes is greater than the adjustable rate of interest currently payable by the Company under the Credit Agreement. A small portion of these anticipated savings were realized during the Company's fiscal quarter ended March 31, 2002. The remainder of these anticipated savings should occur in future periods.

LifePoint Hospitals, Inc. operates 23 hospitals in non-urban areas. In most cases, the LifePoint facility is the only hospital in its community. LifePoint's non-urban operating


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strategy offers continued operational improvement by focusing on its five core values: delivering high quality patient care, supporting physicians, creating excellent workplaces for its employees, providing community value, and ensuring fiscal responsibility. Headquartered in Brentwood, Tennessee, LifePoint Hospitals is affiliated with over 7,000 employees.

References contained in this press release to "LifePoint Hospitals, Inc.," "LifePoint" or the "Company" refer to LifePoint Hospitals, Inc. and its subsidiaries.

The above statements include forward-looking statements based on current management expectations. Numerous factors exist which may cause results to differ from these expectations. Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) whether the Company is able to successfully purchase Notes on terms and conditions acceptable to the Company;
(ii) the possibility that anticipated savings could be reduced or eliminated entirely by an increase in interest rates; (iii) whether Notes are (or become) available for purchase on terms acceptable to the Company; (iv) the possibility that existing accounting practices relating to the treatment of the extraordinary charge to be incurred by the Company could be changed based on current proposals; (v) the possibility that the Company's judgment regarding the tax implications of the purchases could be challenged; (vi) the possibility that interest rates could rise and increase the Company's borrowing costs under the Credit Agreement; (vii) the possibility that the Company's liquidity needs could change; (viii) the possibility that costs associated with the purchase of Notes might be greater than anticipated; and (ix) those risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission. Therefore, the Company's actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

                                      -END-